Exhibit 99
                           EXHIBIT C

Western Resources, Inc.
(a Kansas corporation, "WRI")

     Westar Capital, Inc.
     (a Kansas corporation, "Westar")

     The Wing Group, Limited Company
     (a Delaware corporation, "Wing")

          Wing Columbia, L.L.C., (a Delaware Limited Liability Company), 99% owned by Westar Capital, Inc., 1% owned by Wing.

               TLC International LDC, (a Cayman Islands limited duration company) 36.75% owned by Wing Columbia, L.L.C.

               Merilectrica I S.A., (a sociedad anonima formed under the laws of the Republic of Columbia). This Company is the general partner of Merilectrica I S.A. Cia S.C.A. E.S.P., 36.75% owned by Wing Columbia, L.L.C.

                    Merilectrica I S.A. Cia S.C.A. E.S.P., (a sociedad en comandita por acciones organized under the law of the Republic of Columbia), 36.75 owned by Wing Columbia, L.L.C.

     Western Resources (Bermuda) Limited (a Bermuda Limited Liability
     Company).

          CPI-Western Power Holdings, Ltd., a Bermuda Limited Liability Company. 50% owned by Western Resources, Inc. (Bermuda).

          Western Resources International, Limited (a Cayman Islands Limited Liability Company).

               Zhengzhou Dengwai Power Company Limited (a Dengfeng Municipality, Henan Province, People's Republic of China Company), 49% owned by Western Resources International Limited

               Zhengzhou Dengyuan Power Company Limited (a Dengfeng Municipality, Henan Province, People's Republic of China Company), 49% owned by Western Resources International Limited

     Wing Turkey, Inc. (a Delaware corporation)

               Wing International, Ltd. (a Texas Limited Liability Company), 99% owned by Wing Turkey, Inc. and 1% owned by The Wing Group, Limited Co.

               Trakya Elektrik Uretim Ve Ticaret A.S. (a joint stock company under the laws of the Republic of Turkey), 9% owned by Wing International, Ltd.